SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
AMERITRADE HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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Filed by Ameritrade Holding Corporation Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 Subject Company: Ameritrade Holding Corporation Commission File No.: 000-49992
This filing consists of a November 18, 2005 press release issued by Ameritrade Holding Corporation.

At the Company
For Investors:
Kim Hillyer	Tim Nowell
Senior Coordinator, Corporate Communications	Director, Business Planning
(402) 827-8654	(402) 597-8440
khillyer@ameritrade.com	tnowell@ameritrade.com
AMERITRADE APPOINTS NEW CORPORATE TREASURER
Omaha, Neb., November 18, 2005 – Ameritrade Holding Corporation (NASDAQ: AMTD) today announced that Michael D. Chochon has been appointed treasurer of the Company.
Chochon will be responsible for capital structure, liquidity, balance sheet management, risk reporting and external banking and rating agency relations for the Company. He assumes the role of treasurer from Randy MacDonald, who previously held the position in addition to his current role as Ameritrade’s chief financial officer and chief administrative officer. Chochon will continue to report to MacDonald.
“The treasurer role has substantially expanded as we plan for the integration of TD Ameritrade and the associated responsibilities in managing our new capital structure. This acquisition has strategic and financial benefits, including the expected $200 million in revenue opportunities and $36 billion of investable assets,” said MacDonald. “Mike’s strong leadership skills and financial expertise will help us achieve our goals.”
Chochon has served as assistant treasurer for Ameritrade since joining the Company in 2003. He has 15 years experience in treasury, tax and accounting, including six years in the financial services industry. Chochon also serves on the Securities Industry Association Treasury Steering Committee. He graduated from the University of Nebraska – Lincoln with a degree in Accounting.
About Ameritrade Holding Corporation
For 30 years, Ameritrade Holding Corporation has provided investment services to self-directed individuals through its brokerage subsidiaries. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc.,(1) a subsidiary of Ameritrade Holding Corporation, recently received a four-star rating in the 2005 Barron’s Review of Online Brokers for its Apex active trader program. For more information, please visit www.amtd.com.
(1) Ameritrade, Inc., member NASD/SIPC.

Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade filed a revised preliminary proxy statement concerning the transaction with the Securities and Exchange Commission (“SEC”) with a filing date of October 31, 2005. Ameritrade will also file a definitive proxy statement and relevant documents with the SEC in connection with the proposed transaction. SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction is included in the preliminary proxy statement of Ameritrade described above. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov.
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